UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing contains questions and answers posted on a website hosted by Corvex Management LP and Related Fund Management, LLC.

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Written Consent Solicitation

Questions and Answers about Consent Process

1.	CommonWealth says your consent solicitation is not permitted by CommonWealth’s bylaws, what do you say to that?

In our view CommonWealth is wrong. We believe that all shareholders of CommonWealth are entitled to act by written consent to remove the entire board of trustees with or without cause with a vote of two-thirds of the outstanding shares.

CommonWealth is using two main arguments to dispute our consent solicitation, both of which we firmly believe are wrong:

A.	CommonWealth argues that under their bylaws only holders of 3% of the shares who have held continuously for 3 years are eligible to ask for a record date.

CommonWealth’s charter (its Declaration of Trust) explicitly grants shareholders the right to act by written consent to remove the trustees without cause with a vote of two-thirds of the outstanding shares. No one disputes this, not even CommonWealth.

CommonWealth, however, has been passing various bylaw amendments that seek to extinguish the removal right granted in the charter. For example, on March 1, 2013, after Corvex and Related disclosed their holdings, the CommonWealth trustees amended CommonWealth’s bylaws to provide that only shareholders that have held 3% of the stock continuously for 3 years can seek a record date for shareholders to act by written consent to remove the board. However, it is clear under Maryland law that a company cannot adopt bylaws that are inconsistent with its charter. A company’s bylaws are subordinate to the company’s charter and are supposed to facilitate the exercise of charter rights, not extinguish them.

To put it simply, under CommonWealth’s flawed logic, their board could unilaterally adopt a bylaw amendment that says that only shareholders holding 50% of the outstanding shares continuously for 20 years can request a record date. That would be absurd, but in our view that is in essence of CommonWealth’s legal argument on this issue.

B.	CommonWealth argues that it has recently “opted in” to a Maryland statute that eliminates shareholder rights to remove trustees without cause.

Recently CommonWealth announced an additional unilateral amendment to its bylaws that purports to eliminate the right shareholders have had since 1986 to remove trustees without cause. They have done this through an incorrect interpretation of Section 3-803 of the Maryland corporate statute which flies in the face of 14 years of public disclosures by CommonWealth. In no public filing made since 1999 – the year Section 3-803 became law – has CommonWealth mentioned their newfound view regarding the effects of opting into Section 3-803, despite (1) extensive disclosure in such filings of Maryland law applicable to shareholder rights, and (2) CommonWealth’s continuous reminder to shareholders that trustees can be removed without cause by a two-thirds vote.

In fact, in late March and early April of this year, CommonWealth engaged in heavy lobbying of the Maryland Senate and House to amend Section 3-803 to “clarify” that a company opting-in to Section 3-803 could eliminate shareholders right to remove trustees without cause even if the charter gave shareholders that right. The Maryland legislature, which is now in recess, did not approve the proposed amendment. Furthermore, various senators noted during a hearing on this matter that CommonWealth’s proposed amendment represented a substantive change in the law, not a “clarification”. If CommonWealth were correct that simply opting in would eliminate the right to remove trustees without cause, why would they need to secretly lobby the Maryland legislature to change the law, and why would state senators note during the hearing that the issue was a substantive change to the law?

We and our lawyers firmly believe the Maryland courts are going to dismiss the Board’s attempts to disenfranchise shareholders through these bylaw amendments.

2.	CommonWealth Says I Should Not Vote Because You Don’t have a Real Record Date, is that correct?

We believe that is incorrect. On April 12, 2013, we delivered to CommonWealth what in our opinion are valid shareholder demands for the board of CommonWealth to fix a record date for our consent solicitation. CommonWealth, however, has refused to acknowledge such demands and has refused to set a record date.

As we clearly stated when we delivered the shareholder demands for a record date, it is our position that if the CommonWealth board fails to fix a record date by April 22, 2013 (which record date must be no later than May 2, 2013), then the record date will be the close of business on April 22, which is the tenth day following submission of the shareholder demands. These are the rules provided for in CommonWealth’s bylaws prior to its disenfranchising March 1, 2013 bylaw amendments.

We are therefore moving forward with our consent solicitation with an April 22, 2013 record date.

3.	Why should I bother voting, aren’t you going to be stuck in litigation for years?

We don’t believe so. Maryland courts in similar matters have acted in a prompt manner. We have a hearing scheduled for May 3, and we expect a resolution of various issues related to the consent solicitation promptly after the hearing.

Regardless, it is crucial for shareholders to sign and return the written consents immediately. Once we obtain consents from holders of two-thirds of the outstanding shares, we will deliver those consents to CommonWealth and in our view once we do that the current trustees will be removed immediately, such that they could take no further valid legal action that could destroy shareholder value.

4.	Is there a Deadline for the Consent Solicitation?

CommonWealth’s bylaws purport to require that the written consents be delivered within 30 days after the record date. We believe that this 30-day period is inconsistent with the Company’s charter as well as Maryland law, and that shareholders will have at least 60 days to deliver written consents from the time the first signed written consent is dated.

Nonetheless, it is important that shareholders act as soon as possible to return their written consents. If shareholders do not act NOW, management will continue its unrestrained and accelerating campaign of value destruction, and shareholders will be forced to endure many more years of mismanagement.

5.	How do I vote my Shares?

How you vote depends on how your shares are held. Most shareholders hold their shares through banks and brokers, and should be able to vote online by following the instructions their bank or broker has delivered to them.

If you have any questions or require any assistance in executing your consent, please call: D.F. King at (800) 714-3313.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex and Related have filed a definitive written consent solicitation statement with the U.S. Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of CommonWealth REIT. Investors and security holders are urged to read the definitive written consent solicitation statement and other relevant documents when they become available, because they contain important information regarding the consent solicitation. The definitive written consent solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of CommonWealth’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, L.P., Related Real Estate Recovery Fund, L.P., RRERF Acquisition, LLC, Jeff T. Blau, Richard O’Toole and David R. Johnson. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive written consent solicitation statement filed with the SEC on April 10, 2013 and Supplement No. 1 thereto filed on April 12, 2013.